Exhibit 23.2

                              CONSENT OF DIRECTORS
                              ZKID NETWORK COMPANY
                               IN LIEU OF MEETING



Pursuant to the provisions of Revised Nevada Statutes, Business Corporation Act, as amended, the undersigned director of Zkid Network Company, a Nevada Corporation acting by unanimous written consent, hereby adopt the following corporate resolution and hereby consent to the actions set forth therein.

     RESOLVED: That the Company is authorized to issue S-8 Free-Trading common stock for marketing and consulting services to Markus C. Limberger in the amount of two million shares. The share amount is based on the November 15, 2004 discounted price of .0285 cents per share.

     The execution of this consent which may be accomplished in counterparts, shall constitute a written waiver of any notice required by the Nevada Business Corporations Act or this corporation's capital of articles of Incorporation and Bylaws.

Dated: November 15, 2004




 /s/ Donald Weisberg
-----------------------
     Donald Weisberg